EXHIBIT 99.1

Summer Infant Reports First Quarter Results

Company Completes Refinancing, Increases Core Product Revenue, Strengthens Operating Outlook

WOONSOCKET, R.I., May 7, 2015 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (Nasdaq:SUMR), global leader in premium infant and juvenile products, today announced financial results for the first quarter ended April 4, 2015.

"We have made good progress in building our brands as well as taking actions to drive long-term stability and improve profitability in our business," said Bob Stebenne, Chief Executive Officer. "Most notably, we recently completed the refinancing of our credit agreements, providing for increased flexibility and expected savings of $0.04 per share in annual interest expense going forward. The new facilities will also allow us to focus on several initiatives designed to increase Summer Infant's asset utilization and reduce working capital. We remain dedicated to decreasing inventory levels and, at the same time, investing in innovative product line expansion opportunities and new channel development.

"As a result of our focus on our SwaddleMe®, BornFree®, and Summer® brands, we drove a 12.9% increase in core branded products. Including furniture, licensing agreements, and private label items, overall revenue still rose 4.3%. Although bottom line results were affected by foreign exchange, the west coast port slowdown, and certain marketing costs, we have enacted a number of margin enhancement strategies which – along with lower interest expense and top line growth – should drive higher returns for our shareholders.

"We began the year with a clear understanding of the tasks at hand and are well on our way to accomplishing the goals set out for 2015. We look forward to the Company's next chapter of product innovation, stability and profitable growth," concluded Stebenne.

First Quarter Results

Net sales for the three months ended April 4, 2015 were $53.0 million compared with $50.8 million for the three months ended March 31, 2014. Excluding $1.6 million and $5.3 million of sales related to licensed, private label, and furniture sales in fiscal 2015 and 2014, respectively, core branded business sales increased by 12.9% year-over-year.

Gross profit for the first quarter of 2015 was $17.0 million compared with $16.4 million in the first quarter of 2014, reflecting higher sales year-over-year. Gross profit as a percent of net sales was 32.0% in fiscal 2015 compared with 32.4% fiscal 2014. The 2015 results were negatively impacted by $0.3 million of foreign currency translation (i.e., declining value of the Canadian dollar) and by $0.3 million tied to the sale of $1.2 million of inventory below cost; net of these items, gross margin would have been 33.3% in the first quarter of 2015.

Selling expenses were $4.9 million for the first quarter of 2015 compared with $4.4 million for the first quarter of 2014, reflecting increased cooperative advertising costs on higher sales volume. General and administrative expenses (G&A) rose to $10.3 million in fiscal 2015 from $9.5 million in fiscal 2014 primarily due to additional costs incurred in the first quarter of 2015 to manage operations through the west coast port slowdown as well as legal costs incurred in connection with an employee termination and ongoing investments in marketing and new product development.

The Company reported a net loss of $0.2 million, or $(0.01) per share, in the first quarter of 2015 compared with net income of $0.2 million, or $0.01 per diluted share, in the first quarter of 2014.

Adjusted EBITDA for the first quarter of 2015 was $2.6 million compared with $3.8 million for the first quarter of 2014. Adjusted EBITDA for the first quarter of 2015 includes $0.6 million in permitted add-back charges compared with $1.0 million in the first quarter of 2014.

Adjusted EBITDA is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of April 4, 2015, the Company had approximately $1.6 million of cash and $56.3 million of debt compared with $1.3 million of cash and $58.7 million of debt on January 3, 2015. As previously announced, the Company replaced its credit facilities subsequent to the first quarter, replacing an $80 million revolving credit facility and $15 million term loan with a $60 million revolving credit facility, a $5 million "first in last out" (FILO) facility, and $10 million term loan facility.

Inventory at April 4, 2015 was $43.6 million compared with $44.0 million at January 3, 2015; the Company anticipates further inventory reductions going forward due to working capital improvement initiatives. Trade receivables at the end of the first quarter were $41.1 million compared with $38.8 million as of January 3, 2015. Accounts payable and accrued expenses were $36.1 million as of April 4, 2015, compared with $30.5 million at the end of fiscal 2014.

Conference Call Information

Management will host a conference call to discuss the financial results today, May 7, at 10:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial (877) 407-8293 or (201) 689-8349. An archive of the webcast will be available on the Company's website for one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) improved flexibility and savings from its refinanced credit facility, (ii) its ability to increase asset utilization, reduce working capital and decrease inventory levels, (iii) product introductions in 2015, and (iv) its ability to expand sales channels. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers and in new channels; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2015, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share amounts and per share data)
(unaudited)
	For the 3 Months Ending
	April 4, 2015	March 31, 2014

Net sales	$ 53,013	$ 50,814
Cost of goods sold	36,038	34,365
Gross profit	16,975	16,449
General and administrative expenses(1)	10,310	9,492
Selling expense	4,868	4,412
Depreciation and amortization	1,334	1,393
Operating income	463	1,152
Interest expense	846	867
(Loss)/income before taxes	$ (383)	$ 285
Income tax (benefit)/expense	(141)	96
Net (loss)/income	$ (242)	$ 189

(Loss)/income per diluted share	$ (0.01)	$ 0.01
Shares used in fully diluted EPS	18,178,196	17,987,969

Reconciliation of Non-GAAP EBITDA
Net (loss)/income	$ (242)	$ 189
Plus: interest expense	846	867
Plus: (benefit)/expense for income taxes	(141)	96
Plus: depreciation and amortization	1,334	1,393
Plus: non-cash stock based compensation expense	174	254
Plus: permitted add-backs (2)	599	956
Adjusted EBITDA	$ 2,570	$ 3,755

Reconciliation of Adjusted EPS
Net (loss)/income	$ (242)	$ 189
Plus: permitted add-backs (3)	379	635
Adjusted Net income/(loss)	$ 137	$ 824

Adjusted earnings/(loss) per diluted share	$ 0.01	$ 0.05

(1) Includes Stock Option Expense

(2) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended April 4, 2015 include special projects ($434 ) and board fees ($165). Permitted add-backs for the three months ended March 31, 2014 include severance costs ($681), board fees ($191), loss on certain close-out sales ($69), and special projects ($15).

(3) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements, net of taxes. Permitted add-backs for the three months ended April 4, 2015 include special projects ($275) and board fees ($104). Permitted add-backs for the three months ended March 31, 2014 include severance costs ($452), board fees ($127), loss on certain close-out sales ($46), and special projects ($10).

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	April 4, 2015	January 3, 2015
	(unaudited)
Cash and cash equivalents	$ 1,589	$ 1,272
Trade receivables, net	41,086	38,794
Inventory, net	43,628	44,010
Property and equipment, net	12,569	13,080
Other intangibles, net	20,616	20,679
Other assets	5,423	4,632
Total assets	$ 124,911	$ 122,467

Accounts payable	$ 27,359	$ 21,878
Accrued expenses	8,745	8,628
Current portion of long-term debt	1,611	1,641
Long term debt, less current portion	54,656	57,097
Other long term liabilities	2,905	2,994
Deferred tax liabilities	2,401	2,378
Total liabilities	97,677	94,616

Total stockholders' equity	27,234	27,851
Total liabilities and stockholders' equity	$ 124,911	$ 122,467
CONTACT: Company Contact:
         Chris Witty
         Investor Relations
         646-438-9385
         cwitty@darrowir.com